EXHIBIT 99.1

Agenus Eliminates Its $39 Million Senior Notes and Completes $10 Million of New Debt Financing

LEXINGTON, Mass., April 16, 2013 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a leading developer of therapeutic vaccines for cancer and infectious diseases, reported today that it has retired its outstanding $39 million 8.00% senior secured convertible notes issued in 2006 due August 2014 (the "2006 Notes") with its holders. This debt has been eliminated in exchange for $10 million in cash, 2,500,000 shares of common stock and a twenty percent revenue interest from QS-21 Stimulon® adjuvant partnered programs.

In connection with the retirement of the 2006 Notes, the company entered into two separate financial transactions. The company has closed a senior secured debt transaction for $5 million with Silicon Valley Bank. This debt has an annual coupon payment of 6.75% and matures in 24 months. In addition, the company has closed a separate senior subordinated debt offering with investors for $5 million, with an annual coupon rate of 10%, and 500,000 warrants at an exercise price of $4.41 per share. This debt matures in 24 months and can be prepaid at any time without fees or penalties.

These transactions reduce the total debt obligation of the company to $10 million.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 19 programs are in clinical development. For more information, please visit www.agenusbio.com.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

CONTACT: Media and Investor Contact:
         Jonae R. Barnes
         Vice President
         Investor Relations and Corporate Communications
         jonae.barnes@agenusbio.com
         617-818-2985